EXHIBIT 99.1


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                                  NEWS RELEASE

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     DATE:           December 27, 2005      11:30 a.m. E.S.T.
     CONTACT:        James L. Saner, Sr., President and CEO
                     MainSource Financial Group, Inc.   812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
        Announces Restructuring of a Portion of Its Securities Portfolio


     MainSource Financial Group, Inc. (NASDAQ: MSFG), the parent company of MainSource Bank of Indiana and MainSource Bank of Illinois, announced today that it intends to sell approximately $85 million of certain under-performing investment securities. The securities involved represent approximately 18% of the Company's securities portfolio and are currently yielding an average rate of 3.15%. As a result of this action, the Company expects to realize approximately $2.7 million in pre-tax securities losses in the fourth quarter of 2005. The proceeds generated from the sale will be used to acquire higher yielding investment securities, which is expected to improve the Company's net interest margin and net interest income in future periods. MainSource expects to fully recover these losses in the next 18 to 24 months, primarily through higher tax-equivalent income. The restructuring likely will have a minimal impact to the Company's shareholders' equity as the decline in value of the investments currently is reflected in accumulated other comprehensive income.


     "These securities sales represent important steps to better position the Company for current and expected market conditions," said James L. Saner, Sr., President and CEO of MainSource. "The persistence of low long-term interest rates and the corresponding flattening of the yield curve continue to place pressure on net interest margins industry-wide. In response to these challenging conditions, management and the Board of Directors have decided that it is appropriate to reposition our balance sheet to enhance our future earnings potential. While this action will adversely impact earnings for the fourth quarter and year ended December 31, 2005, we expect it to help maintain margins prospectively. Based upon our current interest rate forecasts, longer-term performance should be enhanced compared with holding existing portfolio securities."

     MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.6 billion. The Company operates 54 offices in 23 Indiana counties and six offices in three Illinois counties through its two banking subsidiaries, MainSource Bank, Greensburg, Indiana and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

     Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.